EXHIBIT 3.4

                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES A PREFERRED STOCK

                                       OF

                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.

     Alternative Technology Resources, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 thereof, hereby certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation and in accordance with Section 151 of the General Corporate Law of the State of Delaware, the Board of Directors has adopted the following resolutions creating a series of shares of Preferred Stock designated as Series A Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a new series of Preferred Stock of the Corporation, that shall be designated "Series A Preferred Stock," par value $6.00 per share, and shall consist of 2,000 shares. To the extent that the rights, preferences, privileges and restrictions of the Series A Preferred Stock are not stated and expressed in the Certificate of Incorporation, the Board of Directors does hereby fix and herein state and express such rights, preferences, privileges and restrictions thereof (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein), as follows:

     1. DESIGNATION AND AMOUNT. The shares shall be designated as "Series A Preferred Stock," par value $6.00 per share, and the number of shares constituting such series shall be 2,000.

     2. DIVIDENDS AND DISTRIBUTIONS.

          (a) The holders of the Series A Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors, out of any assets of the Corporation legally available for the purpose, cash dividends at the rate of $0.50 per share per annum, payable out of funds legally available therefor. Such dividends shall be non-cumulative. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.50 per share per annum on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year. This dividend preference is not cumulative and no right shall accrue to holders of shares of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.
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          (b)  Notwithstanding  anything  contained  herein to the contrary,  no dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time if such declaration or payment shall be restricted or prohibited by law.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a "Liquidation"), whether voluntary or involuntary, and after payment of the Corporation's debts and liabilities, before any payment of cash or distribution of other property shall be made to the holders of the Common Stock or any other class or series of shares ranking on Liquidation junior to the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, an amount per share equal to par value of $6.00 per share (the "Liquidation Preference").

          (b) If upon the occurrence of any Liquidation, the assets and funds thus distributed among holders of the Series A Preferred Stock shall be insufficient to permit the full payment of the Liquidation Preference to the holders of Series A Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among holders of the Series A Preferred Stock in proportion to the amount of such Series A Preferred Stock owned by each such holder.

          (c) If upon the occurrence of any Liquidation, the assets and funds thus distributed among holders of Series A Preferred Stock shall be sufficient to permit the full payment of the Liquidation Preference to the holders of Series A Preferred Stock, such holders shall be entitled to no further participation in the distribution of the assets of the Corporation.

          (d) Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a Liquidation of the Corporation for purposes of this Section 3. Further, no adjustment shall be made to any shares of Series A Preferred Stock for any stock dividends, combination or splits with respect to any capital stock of the corporation.

     4. NO CONVERSION. The Series A Preferred Stock shall not be convertible into other shares of the capital stock of the Corporation.

     5. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have no voting rights except as provided by law.

     6. REDEMPTION. The Series A Preferred Stock is not redeemable.

                                       2
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     IN WITNESS WHEREOF,  Alternative Technology Resources, Inc. has caused this
Certificate of Designation to be duly executed this 24th day of July, 2003.



                                                     /s/ Mark W. Rieger
                                                     ---------------------------
                                                     Mark W. Rieger
                                                     Chief Executive Officer